October 4th, 2000




         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION






              We hereby consent to the inclusion of our opinion letter, dated September 4th, 2000, to the Board of Directors of Niagara Mohawk Holdings, Inc. (the "Company") as Annex B to the Proxy Statement of the Company relating to the merger with a wholly owned subsidiary of National Grid Plc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                         DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION



                                         By:
                                             --------------------------------
                                             Charles Attlan, Vice President